Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
•	Fourth Quarter and Year End 2006 Operating Results
•	New Stock Repurchase Program
•	Special Cash Dividend
Baton Rouge, LA — Thursday, February 22, 2007 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter and the year ended December 31, 2006.
Fourth Quarter Results
Lamar reported net revenues of $287.1 million for the fourth quarter of 2006 versus $258.5 million for the fourth quarter of 2005, an 11.1% increase. Operating income for the fourth quarter of 2006 was $43.9 million as compared to $35.1 million for the same period in 2005. Net income was $7.1 million for the fourth quarter of 2006 as compared to net income of $5.9 million for the fourth quarter of 2005.
Adjusted EBITDA, which we refer to herein as EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and loss (gain) on disposition of assets — see reconciliation to net income at the end of this release) for the fourth quarter of 2006 was $127.0 million versus $111.2 million for the fourth quarter of 2005, a 14.2% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2006 was $51.2 million as compared to $39.3 million for the same period in 2005, a 30.3% increase.
Pro forma net revenue for the fourth quarter of 2006 increased 9.0% and pro forma EBITDA increased 12.0% as compared to the fourth quarter of 2005. Pro forma net revenue and EBITDA include adjustments to the 2005 period for acquisitions and divestitures for the same time frame as actually owned in the 2006 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Year End Results
Lamar reported net revenues of $1.120 billion for the year ended December 31, 2006 versus $1.022 billion for the same period in 2005, a 9.6% increase. Operating income for the year ended December 31, 2006 was $189.8 million as compared to $166.8 million for the same period in 2005. EBITDA increased 9.4% to $498.5 million for the year ended December 31, 2006 versus $455.8 million for the same period in 2005. There was net income of $43.9 million for the year ended December 31, 2006 as compared to net income of $41.8 million for the same period in 2005.
Free cash flow for the year ended December 31, 2006 was $149.0 million as compared to $242.4 million for the same period in 2005, a 38.5% decrease. The decline in free cash flow was primarily due to an increase in capital expenditures of $102.2 million as compared to the year ended 2005. Of this increase, approximately $78.7 million was for the deployment of new digital billboards. Interest, net of interest income and amortization of financing costs also increased by approximately $23.0 million due to rising interest rates and increased indebtedness. Current taxes, primarily consisting of Canadian and U.S. state and federal income taxes, increased by approximately $10.9 million.

Stock Repurchase Program
Programs in Place during Fiscal 2006. In November 2005, the Company announced that its Board of Directors authorized the repurchase of up to $250.0 million of the Company’s Class A common stock. The Company completed this repurchase plan in July 2006, repurchasing a total of 4,851,947 shares of its Class A Common Stock. In August 2006, Lamar announced a second repurchase plan program of up to $250.0 million of the Company’s Class A common stock to be repurchased from time to time over a period not to exceed 18 months. As of December 31, 2006, the Company has purchased approximately 2,608,803 shares for an aggregate purchase price of approximately $149.3 million.
New Stock Repurchase Program. In addition to the $100.7 million of repurchase capacity that currently remains under the 2006 plan, the Company’s board of directors today announced approval of a new stock repurchase program of up to $500.0 million of the Company’s Class A common stock over a period not to exceed 24 months. The share repurchases may be made on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes.
Special Cash Dividend
The Company’s board of directors also declared a special dividend of $3.25 per share of Common Stock. The dividend will be paid on March 30, 2007 to stockholders of record on March 22, 2007. Lamar had approximately 84 million shares of Class A Common Stock and 16 million shares of Class B Common Stock, which is convertible into Class A Common Stock on a one-for-one-basis at the option of its holder, outstanding as of February 20, 2007.
Pursuant to the terms of the Company’s 2 7/8% Convertible Notes due 2010 (the “notes”), the conversion rate of the notes currently in effect will be increased effective immediately prior to the opening of business on March 23, 2007 based on the full amount of the special dividend as specified under the indenture governing the notes.
Guidance
For the first quarter of 2007 the Company expects net revenue to be approximately $274 million. On a pro forma basis this represents an increase of approximately 7.5% over the same period in 2006.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the first quarter of 2007, the stock repurchase plan, and the special dividend. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations or stock repurchases; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the strength of the economy generally and the demand for advertising in particular; (7) the market for our Class A common stock and our management’s allocation of working capital to fund our stock repurchase program as opposed to other uses and (8) the continued success of our digital deployment and (9) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of non-GAAP measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company's operating results Thursday, February 22, 2007 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	All Callers: 1-334-323-9871 or 1-334-323-9872
Passcode:	Lamar

Replay:	1-877-919-4059
Passcode:	49393841
Available through Monday, February 26, 2007 at 11:59 p.m. eastern time
Webcast Information

Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Monday, February 26, 2007 at 11:59 p.m. eastern time
General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 153 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 19 states and the province of Ontario, Canada and 73 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenues	$287,143	$258,490	$1,120,091	$1,021,656

Operating expenses (income)
Direct advertising expenses	100,387	91,994	390,561	353,139
General and administrative expenses	48,264	45,732	188,776	176,099
Corporate expenses	11,477	9,544	42,255	36,628
Non-cash compensation	5,694	—	17,906	—
Depreciation and amortization	78,388	74,279	301,685	290,089
Loss (gain) on disposition of assets	(968)	1,867	(10,862)	(1,119)

	243,242	223,416	930,321	854,836

Operating income	43,901	35,074	189,770	166,820

Other expense (income)
Loss on extinguishment of debt	—	—	—	3,982
Interest income	(332)	(415)	(1,311)	(1,511)
Interest expense	31,223	23,797	112,955	90,671

	30,891	23,382	111,644	93,142

Income before income tax expense	13,010	11,692	78,126	73,678
Income tax expense	5,862	5,773	34,227	31,899

Net income	7,148	5,919	43,899	41,779
Preferred stock dividends	92	92	365	365

Net income applicable to common stock	$7,056	$5,827	$43,534	$41,414

Net income per share:
Basic net income per share	$0.07	$0.06	$0.42	$0.39

Diluted net income per share	$0.07	$0.05	$0.42	$0.39

Weighted average common shares outstanding
— basic	100,657,146	105,843,097	102,720,744	105,605,873
— diluted	101,467,443	106,451,468	103,495,522	106,089,757

OTHER DATA
Free Cash Flow Computation:
EBITDA	$127,015	$111,220	$498,499	$455,790
Interest, net of interest income and amortization of financing costs	(29,976)	(22,098)	(106,851)	(83,825)
Current tax (expense) benefit	3,973	(4,523)	(18,979)	(8,047)
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures(1)	(49,760)	(45,236)	(223,350)	(121,117)

Free cash flow	$51,160	$39,271	$148,954	$242,436

	December 31,	December 31,
	2006	2005
Selected Balance Sheet Data:
Cash and cash equivalents	$11,796	$19,419
Working capital	119,791	93,816
Total assets	3,919,269	3,737,079
Total debt (including current maturities)	$1,990,468	$1,576,326
Total stockholders’ equity	1,538,533	1,817,482

     (1) See the capital expenditures detail included in this release for a breakdown by category.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Other Data:
Cash flows provided by operating activities	$100,612	$124,946	$364,517	$347,257
Cash flows used in investing activities	115,236	73,071	438,896	267,970
Cash flows provided by (used in) financing activities	19,698	(51,365)	66,973	(104,069)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$100,612	$124,946	$364,517	$347,257

Changes in operating assets and liabilities	5,133	(41,226)	16,692	20,458
Total capital expenditures	(49,760)	(45,236)	(223,350)	(121,117)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(4,733)	879	(8,540)	(3,797)

Free cash flow	$51,160	$39,271	$148,954	$242,436

Reconciliation of EBITDA to Net income:
EBITDA	$127,015	$111,220	$498,499	$455,790
Less:
Non cash compensation	5,694	—	17,906	—
Depreciation and amortization	78,388	74,279	301,685	290,089
Loss (gain) on disposition of assets	(968)	1,867	(10,862)	(1,119)

Operating income	43,901	35,074	189,770	166,820

Less:
Loss on extinguishment of debt	—	—	—	3,982
Interest income	(332)	(415)	(1,311)	(1,511)
Interest expense	31,223	23,797	112,955	90,671
Income tax expense	5,862	5,773	34,227	31,899

Net income	$7,148	$5,919	$43,899	$41,779

	Three Months Ended
	December 31,
	2006	2005	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$287,143	$258,490	11.1%
Acquisitions and divestures	—	4,927

Pro forma net revenue	$287,143	$263,417	9.0%

Reported direct advertising and G&A expenses	$148,651	$137,726	7.9%
Acquisitions and divestitures	—	2,717

Pro forma direct advertising and G&A expenses	$148,651	$140,443	5.8%

Reported outdoor operating income	$138,492	$120,764	14.7%
Acquisitions and divestitures	—	2,210

Pro forma outdoor operating income	$138,492	$122,974	12.6%

Reported corporate expenses	$11,477	$9,544	20.3%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$11,477	$9,544	20.3%

Reported EBITDA	$127,015	$111,220	14.2%
Acquisitions and divestitures	—	2,210

Pro Forma EBITDA	$127,015	$113,430	12.0%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2005 for acquisitions and divestitures for the same time frame as actually owned in 2006.

	Three Months Ended
	December 31,
	2006	2005
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$138,492	$120,764
Less: Corporate expenses	(11,477)	(9,544)
Non-cash compensation	(5,694)	—
Depreciation and amortization	(78,388)	(74,279)
Plus: (Loss) gain on disposition of assets	968	(1,867)

Operating income	$43,901	$35,074

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Capital expenditure detail by category
Billboards — traditional	$8,202	14,706	$65,353	$65,837
Billboards — digital	19,034	2,044	81,270	2,607
Logo	3,000	2,917	8,978	7,249
Transit	612	333	1,119	1,057
Land and buildings	16,097	2,727	34,384	13,966
Operating equipment	2,815	2,460	22,098	10,352
Storm reconstruction	—	$20,049	10,148	20,049

Total capital expenditures	$49,760	$45,236	$223,350	$121,117